                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  WABAN INC.
               (Name of Registrant as Specified In Its Charter)

                                  WABAN INC.
                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                                  WABAN  INC.

                                                     One Mercer Road
                                                     Natick, Massachusetts 01760

                                                                  April 26, 1996

DEAR STOCKHOLDER:

     We invite you to attend our 1996 Annual Meeting of Stockholders on Tuesday, June 11, 1996, at 11:00 a.m. at Fleet Bank, 75 State Street, Boston, Massachusetts.

     At this meeting, you are being asked to elect two directors. Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the proxy statement and to complete, sign and return your proxy promptly in the enclosed envelope.

     We hope that you will join us on June 11th.

                                              Sincerely,

/s/ Herbert J. Zarkin                         /s/ Sumner L. Feldberg
- ---------------------                         ----------------------
Herbert J. Zarkin                             Sumner L. Feldberg
President and Chief Executive Officer         Chairman of the Board

                                   WABAN INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 11, 1996

                            ------------------------

     The Annual Meeting of Stockholders of Waban Inc. will be held at Fleet Bank, 75 State Street, Boston, Massachusetts, on Tuesday, June 11, 1996, at 11:00 a.m. for the following purposes:

     1. To elect two directors to serve until the 1999 Annual Meeting of Stockholders; and

     2. To transact any other business which may properly be brought before the meeting.

     Stockholders of record at the close of business on April 15, 1996 are entitled to notice of and to vote at the meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders during normal business hours for the ten-day period preceding the meeting at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts.

                                         By Order of the Board of Directors

                                             SARAH M. GALLIVAN
                                                 Secretary

Natick, Massachusetts
April 26, 1996

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                   WABAN INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 11, 1996

                                PROXY STATEMENT

                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors of Waban Inc. (the "Company"). Unless instructions to the contrary are given, shares represented by duly executed proxies will be voted for the election of the two nominees set forth below. Any proxy may be revoked prior to the voting thereof by a written revocation received by the Secretary of the Company at its address set forth below, the receipt of a later dated proxy or by a request at the meeting that the proxy be revoked.

     Stockholders of record at the close of business on April 15, 1996 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock, par value $.01, of the Company (the "Common Stock") outstanding on the record date is entitled to one vote. As of the close of business on April 15, 1996, there were outstanding and entitled to vote 33,082,006 shares of Common Stock.

     This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 27, 1996 ("fiscal 1995") were first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is One Mercer Road, Natick, Massachusetts 01760.

VOTE REQUIRED

     Under the Company's by-laws, so long as a quorum is present at the meeting, the election of directors will require the affirmative vote of the holders of shares representing a plurality of the votes cast at the meeting. Although shares which withhold authority for any nominee and broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and with respect to which the broker or nominee indicates that it does not have discretionary authority to vote such shares) will be counted as present at the meeting for quorum purposes, such shares will not be considered to be votes cast with respect to the election of directors. Accordingly, shares which withhold authority and broker non-votes will have no effect on the voting on the matters being presented for stockholder action at the meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors has voted to fix the number of directors at eight. The Company's Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the two nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Sumner L. Feldberg, whose term of office will expire at the Annual Meeting, will not stand for re-election after serving as a director since the Company's inception. If any nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that any of the nominees will become unavailable. The nominees as directors and incumbent directors are as follows:

                   NOMINEES AS DIRECTORS--TERMS EXPIRING 1999

     Allyn L. Levy, 68, has been a director of the Company since October 1993. He has been a private investor since 1988. From 1974 until 1986, he was founder, Chairman of the Board and Chief Executive Officer of Patriot Bank Corporation, a commercial bank holding company. He is a director of CV Reit, Inc. Mr. Levy is a member of the Audit Committee.

     Lorne R. Waxlax, 62, has been a director of the Company since January 1990. He was an Executive Vice President of The Gillette Company from 1985 to 1993. Mr. Waxlax is also a director of Quaker State Corporation, The Iams Company, Hon Industries, Inc., Clean Harbors, Inc. and AMTROL Inc. Mr. Waxlax is Chairman of the Executive Compensation Committee and a member of the Executive Committee.

                    INCUMBENT DIRECTORS--TERMS EXPIRING 1998

     S. James Coppersmith, 63, has been a director of the Company since December 1993. He was President and General Manager of WCVB-TV, a Boston television station, from 1990 to 1994. From 1982 to 1990 he was Vice President and General Manager of WCVB-TV. Mr. Coppersmith is a director of Kushner-Locke Company, Chyron Corporation, Sun America Asset Management Corporation and Uno Restaurant Corporation, Chairman of the Board of Trustees of Emerson College and a member of the Board of Governors of the Boston Stock Exchange. Mr. Coppersmith is a member of the Executive Compensation Committee.

     Thomas J. Shields, 49, has been a director of the Company since June 1992. He is President of Shields & Company, Inc., an investment banking firm. From 1989 to 1991 he was a Managing Director of Bear, Stearns & Co., Inc. Mr. Shields is also a director of Seaboard Corporation. Mr. Shields is Chairman of the Audit Committee.

     Herbert J. Zarkin, 57, has been a director, President and Chief Executive Officer of the Company since May 1993 and was President of the Company's BJ's Wholesale Club Division from May 1990 to May 1993. From April 1989 to May 1993 he was Executive Vice President of the Company. Mr. Zarkin is a member of the Executive Committee and the Finance Committee.

                    INCUMBENT DIRECTORS--TERMS EXPIRING 1997

     Stanley H. Feldberg, 71, has been a director of the Company since February 1989. He is a director of The TJX Companies, Inc. ("TJX") and was President of Zayre Corp. from 1956 to 1978. He is also an independent general partner of ML-Lee Acquisition Funds I and II. Mr. Feldberg is a member of the Executive Compensation Committee.

     Arthur F. Loewy, 67, has been a director of the Company since February 1989. He is a director of TJX and was Chief Financial Officer and Executive Vice President--Finance of Zayre Corp. from 1982 to 1989. Mr. Loewy is Chairman of the Finance Committee and a member of the Audit Committee.

     Kerry L. Hamilton, 45, has been a director since September 1994. Ms. Hamilton is Vice President, Marketing at Marshalls, a Division of TJX. Prior to joining Marshalls in April 1996, Ms. Hamilton was Vice Chairman of Pamet River Partners, a marketing consulting firm for two years. Prior to joining Pamet River Partners, Ms. Hamilton spent 17 years at Ingalls, Quinn & Johnson in various capacities, during which time she was a member of the Board of Directors, a member of the Agency Executive Committee and Senior Vice President, Director of Media Services. Ms. Hamilton is a member of the Audit Committee.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Audit Committee, which held three meetings during fiscal 1995, reviews with management, the internal audit group and the independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate, and the Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

     The Executive Compensation Committee, which held five meetings during fiscal 1995, reviews salary policies and compensation of officers and other members of management and approves compensation plans and compensation of certain officers and other members of management. The Committee administers certain of the Company's incentive plans, including its stock incentive plan. The Committee also has responsibility for consideration of the qualifications of, and recommendation to the Board of Directors of, nominees to fill Board vacancies and will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company.

     The Board of Directors also has an Executive Committee, which has authority to act for the Board on most matters during the intervals between meetings of the Board. This Committee did not meet during fiscal 1995.

     In addition, the Board of Directors has a Finance Committee, which did not meet during fiscal 1995. This Committee reviews with management and advises the Board with respect to the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure.

     During fiscal 1995 the Board of Directors held seven meetings and took action by written consent once. Each director attended at least 75% of all meetings of the Board and Committees of which he or she is a member.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid an annual retainer of $20,000 and fees of $1,250 for each Board meeting and $750 for each Committee meeting attended. In addition, the Chairman of the Audit Committee and the Chairman of the Executive Compensation Committee are each paid $2,500 per annum for their services as such. All directors are reimbursed for out-of-pocket expenses incurred in attending such meetings. Directors may participate in the Company's General Deferred Compensation Plan.

     Prior to March 1995, the Company reimbursed TJX for one-half of TJX's payments under an employment agreement pursuant to which Mr. Loewy performed financial consulting and other services for TJX and the Company. During fiscal 1995, Mr. Loewy was paid $14,077 by TJX under his employment agreement, of which 50% was reimbursed to TJX by the Company.

     The Company's retirement plan for directors was terminated on June 13, 1995 when the stockholders approved a stock option plan for non-employee directors, and lump sum payouts of accrued pension benefits as of July 1, 1995 were made to the following directors in the indicated amounts: Mr. Waxlax, $81,492; Mr. Levy, $28,132; Mr. Coppersmith, $24,544; and Mr. Shields, $20,031.

     The stockholders approved the 1995 Director Stock Option Plan ("Director Plan") at the Company's 1995 annual meeting of stockholders and each non-employee director of the Company was granted on June 13, 1995 an option to purchase 3,000 shares of Common Stock. On the date of each annual meeting, each continuing non-employee director will be granted an option to acquire an additional 1,500 shares of Common Stock, and each director newly elected or elected subsequent to the then most recent annual meeting will receive an option to purchase 3,000 shares of Common Stock. The option exercise price for each of these options is the fair market value of a share of Common Stock on the date of grant. Each option is non-transferable except upon death, will expire 10 years after the date of grant and will become exercisable on a cumulative basis as to one-third of the shares subject to the option on each of the first three anniversaries of the date of grant. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, the option will immediately expire. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full beginning 20 days prior to the consummation of a merger or consolidation (as described in the Director
Plan), acquisition, reorganization or liquidation and, to the extent not exercised, shall terminate immediately after the consummation of such merger, consolidation, acquisition, reorganization or liquidation.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 15, 1996 (unless otherwise indicated) by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth on page 9, and (iv) all the Company's current directors and executive officers as a group.

                                                                                  PERCENTAGE OF
                                                                   NUMBER OF       OUTSTANDING
NAME                                                               SHARES(1)     COMMON STOCK(1)
- ----                                                               ---------     ---------------
FMR Corp.........................................................  2,613,967(2)        7.9%
  82 Devonshire Street
  Boston, Massachusetts 02109
The Prudential Insurance Company of America......................  2,468,254(3)        7.5%
  Prudential Plaza
  Newark, New Jersey 01702
David J. Greene and Company......................................  2,427,050(4)        7.4%
  599 Lexington Avenue
  New York, New York 10022
Sumner L. Feldberg...............................................    191,105(5)        *
S. James Coppersmith.............................................      2,000           *
Stanley H. Feldberg..............................................    109,088(5)        *
Kerry L. Hamilton................................................        200           *
Allyn L. Levy....................................................      5,000           *
Arthur F. Loewy..................................................      8,632(5)        *
Thomas J. Shields................................................        500           *
Lorne R. Waxlax..................................................      7,000           *
Herbert J. Zarkin................................................    258,932           *
John J. Nugent...................................................     86,566           *
Allan P. Sherman.................................................     81,500           *
Edward J. Weisberger.............................................     49,717           *
All current directors and executive officers as a group (13
  persons).......................................................    805,206           2.4%

- ---------------
 *  Less than 1%.

(1) Includes the following shares of Common Stock that may be acquired upon exercise of outstanding stock options which were exercisable on March 15, 1995 or within 60 days thereafter: Mr. Sumner Feldberg, 25,000 shares; Mr. Zarkin, 146,250 shares; Mr. Nugent, 66,000 shares; Mr. Sherman, 51,500 shares; Mr. Weisberger, 28,500 shares; all directors and executive officers as a group, 329,000 shares.

(2) Information is as of December 31, 1995 and is based on a Schedule 13G filed with the Securities and Exchange Commission ("SEC") by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. FMR Corp. reported that it has sole power to vote or to direct the voting of 261,088 shares, and sole dispositive power as to all such shares. Includes 2,333,479 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser.

(3) Information is as of December 31, 1995 and is based on a Schedule 13G filed with the SEC by The Prudential Insurance Company of America ("Prudential"). Prudential reported that it has sole power to vote 5,900 shares and shared power to vote 2,460,981 shares and has sole dispositive power with respect to 5,900 and shared dispositive power with respect to 2,460,981 shares. Includes 1,373 shares issuable upon conversion of the Company's 6.5% Convertible Subordinated Debentures.

                                              (Footnotes continued on next page)


                                        4

(Footnotes continued from previous page)

(4) Information is as of December 31, 1995 and is based on a Schedule 13G filed with the SEC by David J. Greene and Company, a registered broker-dealer and investment adviser. David J. Greene and Company reported that it has sole power to vote 144,200 shares and shared power to vote 1,611,800 shares and has sole dispositive power with respect to 144,200 shares and shared dispositive power with respect to 2,282,850 shares.

(5) Includes the following shares beneficially owned by the following persons as trustees or custodians of which beneficial interest is disclaimed unless otherwise indicated: Stanley H. Feldberg (13,366 shares); and Sumner L. Feldberg (71,418 shares, of which 13,366 are shares also beneficially owned by Stanley H. Feldberg). Excludes the following shares beneficially owned by or held in trust by or for the benefit of the respective spouses of the following persons and any shares held in a trust for which the following persons are income beneficiaries, as to which the following persons disclaim beneficial ownership: Stanley H. Feldberg (51,046 shares); Sumner L. Feldberg (13,168 shares) and Arthur F. Loewy (413 shares). Stanley H. Feldberg and Sumner L. Feldberg are first cousins.


                             EXECUTIVE COMPENSATION

     The following report has been submitted to the Board of Directors by its Executive Compensation Committee, in compliance with requirements of the SEC:

EXECUTIVE COMPENSATION COMMITTEE REPORT

     As members of the Executive Compensation Committee ("ECC"), it is our responsibility to review the Company's compensation policies and programs, approve, or, with respect to the Chief Executive Officer, recommend to the Board of Directors for approval, incentive plan awards and all elements of compensation for the Company's executive officers, and administer the Company's stock incentive plans. All of the members of the ECC are independent, non-employee directors.

  Executive Compensation Principles

     The Company's executive compensation program is designed to provide competitive levels of compensation that:

- - Integrate compensation with the achievement of the Company's annual and long-term performance goals and business strategies

- - Recognize management initiatives and achievements

- - Reward outstanding corporate performance

- - Attract and retain key executives critical to the long-term success of the Company

- - Link management's long-term interests with stockholders' interests through stock-based awards

     With respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the ability of publicly-held corporations to deduct non-performance-based compensation for certain executive officers, the ECC believes that the Company's compensation plans should be structured to satisfy the requirements for tax deductibility, unless doing so is determined by the ECC to be not in the best interests of the Company.

  Compensation Policies for Executive Officers

     The total compensation program for all executive officers, including current executive officers named in the Summary Compensation Table, consists of both cash and equity-based compensation and takes into account applicable provisions of employment agreements of such officers. Through stock options and stock grants available under the Company's incentive stock plan, the ECC seeks to align executive officers' long-range interests with those of stockholders by providing executive officers with the opportunity to participate in the growth of the Company's stock value. The ECC is advised by compensation consultants concerning salary competitiveness and the design of the Company's compensation programs.

     Base Salary. Base salaries for the Company's executive officers, including Mr. Zarkin, are set within ranges that are determined based upon a review of publicly available information concerning compensation paid to executives with similar responsibilities at certain peer companies. The ECC utilizes a compensation consulting firm to assist in the compilation and interpretation of this data. The companies selected for these purposes are retail companies, including major competitors of the Company, as to which compensation information is available. While some of these peer companies are included in the Dow Jones Industry Group Index OTS-Other Specialty Retailers appearing in the Performance Graph on page 12, these peer companies are not all the same as the companies comprising that index. While the ECC's overall objective is to set base salaries at approximately the midpoint of competitive ranges, an individual executive's placement within a range and salary adjustments are based upon the ECC's subjective evaluation of the executive's performance and value to the Company. To further encourage long-term equity incentives, the ECC approved the issuance, as of June 13, 1995, to Messrs. Zarkin, Sherman, Nugent and Weisberger of non-statutory stock options in lieu of salary increases for the period June 4, 1995 through June 2, 1996, in the following amounts: Mr. Zarkin, 100,000 shares; Mr. Sherman, 50,000 shares; Mr. Nugent, 50,000 shares; and Mr. Weisberger, 40,000 shares.

     Annual Incentive Program. Under the Company's Management Incentive Plan ("MIP"), executive officers and other members of management are eligible to receive incentive awards based upon the attainment of annual corporate or divisional performance goals, primarily specified levels of earnings per share, net income, or divisional income. Sumner Feldberg does not participate in the MIP award program. The ECC approves the MIP goals and participation opportunities at the beginning of each fiscal year and reviews the payout calculations after the year's financial results have been audited. Target awards for executive officers, other than Mr. Zarkin, range from 20% to 40% of salary, but if targets are not met, there would be either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer, other than Mr. Zarkin, could earn up to an additional 20% to 40% of salary, depending upon the extent to which goals are exceeded. For 1995, MIP awards for Messrs. Zarkin and Weisberger were based on three equally weighted criteria: BJ's Wholesale Club Division's pre-tax income, HomeBase Division's pre-tax income, and fully diluted earnings per share of the Company; Mr. Sherman's MIP award was based on HomeBase Division's pre-tax income; and Mr. Nugent's MIP award was based on BJ's Wholesale Club Division's pre-tax income. For 1995, pre-tax income of HomeBase was less than the MIP goal and there would have been no payout to Mr. Sherman. However, the ECC approved a discretionary MIP award of $40,000 for Mr. Sherman to recognize his leadership and contributions which are critical to the long-term success of HomeBase. Pre-tax income of BJ's Wholesale Club exceeded its MIP goal, resulting in a payout to Mr. Nugent equal to 128.5% of targeted bonus. For 1995, fully diluted earnings per share of the Company were less than the MIP goal and payouts to Messrs. Zarkin and Weisberger were equal to 60.1% of targeted bonus. For 1996, Mr. Sherman's MIP award goal is based on HomeBase's pre-tax income; Mr. Nugent's MIP award goal is based on BJ's Wholesale Club's pre-tax income; and MIP award goals for Messrs. Zarkin and Weisberger are based equally on BJ's Wholesale Club's pre-tax income, HomeBase's pre-tax income, and fully diluted earnings per share of the Company.

     Long-Term Incentive Program. The Company has made it a practice to provide incentives to its executive officers and other senior executives to achieve long-range goals that are typically expressed as either a compounded rate of earnings growth or three-year cumulative earnings. In determining the level of long-term incentive awards, the ECC also takes into account a survey of the same peer companies referred to above, but does not target a specific percentile. In 1993, the Company issued performance accelerated restricted stock ("PARS") for its long-term incentive awards. No PARS were issued to Mr. Feldberg. The value of PARS granted to senior executives was based upon the compensation level and responsibility of the particular executive, the executive's past performance and the executive's expected ability to impact the Company's future performance. For BJ's Wholesale Club executives (including Mr. Nugent), because performance goals for the three-year period ended January 27, 1996 were exceeded, 100% of the shares awarded in 1993 became unrestricted as of that date. The BJ's performance goals were based on three-year cumulative pre-tax income and on pre-tax income as a percent of sales for the the same period. Mr. Sherman earned 100% vesting at January 27, 1996 of 5,000 PARS that were awarded to him in 1993 when he was a BJ's Wholesale Club executive.

     Because of Mr. Zarkin's promotion to Chief Executive Officer of the Company in May 1993 and Mr. Sherman's reassignment from BJ's to HomeBase in September 1993, certain PARS awards that had been issued to them in 1993 with vesting based on BJ's performance were restated to incorporate goals based on fully diluted earnings per share of the Company and HomeBase divisional pre-tax income, respectively. Additionally, because of the significance of the restructuring of HomeBase's organization and business goals, substantially all PARS awards that were issued to Corporate and HomeBase executives in 1993 were restructured so that accelerated vesting at January 27, 1996 depended upon the Company's and HomeBase's performance for the two-year period ending on that date. The Company's performance goal for the two-year period ended January 27, 1996 was exceeded; consequently, 100% of the shares awarded in 1993 to Corporate executives (including Messrs. Zarkin and Weisberger) became unrestricted as of that date. HomeBase's cumulative pre-tax income for the same two-year period was less than its goal, resulting in 70% of the shares awarded to HomeBase executives (including Mr. Sherman) in 1993 becoming unrestricted as of January 27, 1996. Shares that remain restricted after January 27, 1996 will vest at the rate of 25% annually in January 1997 through January 2000, contingent upon continued employment.

     The Waban Inc. Growth Incentive Plan ("WGIP"), initiated in 1994, is intended to provide high-level executives of the Company, as selected by the ECC, with cash awards, based upon the growth and performance of the Company. All of the executive officers (except Mr. Feldberg) participate in the WGIP, as well as 35 non-executive officer employees of the Company. Depending on responsibilities within the Company, awards are earned, based on one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. All relevant factors upon which the cash award is based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC. Awards issued to Messrs. Zarkin and Weisberger in 1994 are based on cumulative net income for the Company for the three-year period ending January 25, 1997. The award issued to Mr. Nugent in 1994 is based on cumulative pre-tax income for BJ's Wholesale Club for the three-year period ending January 25, 1997. The award issued to Mr. Sherman in 1994 is based on cumulative pre-tax income for HomeBase for the three-year period ending January 25, 1997. All awards issued under the WGIP in 1994 are payable in cash, 50% in April 1997, contingent on employment continuing through January 25, 1997, and 50% in April 1998, contingent on employment continuing through March 31, 1998. There is no target amount for each award. However, there is a threshold amount based on the Company's growth, and the value of each award increases as achievement of the performance measurement increases. No award can exceed 300% of the recipient's annual base salary at the beginning of the performance period.

     Stock-Based Incentives. Stock options are awarded to the Company's key employees, including executive officers, by the ECC, based upon such factors as the compensation level and responsibility of the particular employee, the employee's contribution towards Company performance, and a review of competitive compensation data of executives at the same group of peer companies referred to previously in this report, with the ECC generally targeting awards to the median of such survey. The options are designed to reward recipients to the extent the Company's stock value is enhanced. Because of the vesting provisions of such grants, the options also provide an incentive for the employee to remain with the Company. Since the ECC does not grant options and PARS on a cumulative basis, the size of previous grants is not a factor in making current grants.

  Chief Executive Officer Compensation

     Mr. Zarkin became the Company's President and Chief Executive Officer in May 1993, when his base salary was set at $520,000. Pursuant to the terms of his employment contract, which provided that his salary would be reviewed annually by the ECC, his salary was increased to $570,000 on June 1, 1994, setting his salary to approximately the 50th percentile of the compensation range of the survey of peer companies referred to previously in this report. As discussed above, the ECC approved the issuance on June 13, 1995 to Mr. Zarkin of 100,000 non-statutory options in lieu of a salary increase for the 52-week period beginning June 4, 1995. The number of options granted to Mr. Zarkin was subjectively determined based on Mr. Zarkin's success in providing leadership to the Company and after a review of competitive compensation data of executives at the same group of peer companies referred to previously in this report without targeting a specific percentile range. The option grant encourages long-term performance and promotes management retention while further aligning shareholders' and management's interests in enhancing the value of the Company's Common Stock.

     Mr. Zarkin's MIP award provides a target opportunity equal to 50% of base salary if performance goals are met; the actual payout can vary between 0% and 80% of base salary. The MIP payout to Mr. Zarkin for 1995 was equal to 30% of his salary.

                                          Executive Compensation Committee

                                          Lorne R. Waxlax, Chairman
                                          S. James Coppersmith
                                          Stanley H. Feldberg

COMPENSATION OF EXECUTIVES


     The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal 1993, 1994 and 1995 to (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers during fiscal 1995 who were serving as executive officers of the Company on January 27, 1996 (collectively, the "Named Executive
Officers"):

                                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                         -----------------------
                                             ANNUAL COMPENSATION
                                       -------------------------------           AWARDS
                                                               OTHER     -----------------------      ALL
                                                              ANNUAL     RESTRICTED   SECURITIES     OTHER
         NAME AND                                             COMPEN-      STOCK      UNDERLYING    COMPEN-
    PRINCIPAL POSITION       YEAR(1)    SALARY     BONUS     SATION(2)   AWARDS(3)    OPTIONS(4)   SATION(5)
    ------------------       -------   --------   --------   ---------   ----------   ----------   ---------
Herbert J. Zarkin..........    1995    $570,000   $171,285    $ 24,112     $     --     100,000     $ 33,000
  President and                1994     552,692    442,154      23,380           --     100,000       31,969
  Chief Executive Officer      1993     494,038    193,861          --      640,625     100,000        5,396

Allan P. Sherman...........    1995     435,000     40,000     241,786           --      50,000       26,250
  Executive Vice President     1994     422,885    189,420     219,829           --      65,000      101,114
  President--HomeBase          1993     332,692    123,756          --      224,688      35,000      172,277

John J. Nugent.............    1995     350,000    134,967      14,806           --      50,000       22,000
  Executive Vice President,    1994     332,692    188,038      14,074           --      65,000       21,135
  President--BJ's              1993     237,923     84,592          --      229,375      35,000        5,439
  Wholesale Club

Edward J. Weisberger.......    1995     225,000     40,567       9,518           --      40,000       15,750
  Senior Vice President and    1994     197,847     86,777       8,369           --      40,000       14,392
  Chief Financial Officer      1993     175,630     19,144          --       46,813       6,000        5,396

Sumner L. Feldberg.........    1995     250,000         --          --           --          --           --
  Chairman of the Board        1994     212,961         --          --           --      50,000           --
                               1993     139,500         --          --           --          --           --

- ---------------

(1) Refers to fiscal year ended in January of the following year.

(2) Includes for Mr. Sherman $135,204 and $137,240 in fiscal 1995 and 1994, respectively, for loan forgiveness and the value of the interest-free component of a housing loan from the Company pursuant to the terms of his employment contract, and $80,797 and $60,374 in fiscal 1995 and 1994, respectively, for reimbursement of tax liabilities related to that loan and certain items included under "All Other Compensation." Includes for Messrs. Zarkin, Nugent and Weisberger the reimbursement for tax liabilities related to the Company's contributions under WERP (see "Retirement Benefits") and excludes perquisites having an aggregate value of the lesser of $50,000 or 10% of salary plus bonus.

                                              (Footnotes continued on next page)


                                        9

(Footnotes continued from previous page)


(3) Restricted Stock Awards represent grants of PARS issued under the Company's 1989 Stock Incentive Plan. The dollar value of the PARS is based on the closing market price of the Company's Common Stock on the date of grant. The following table presents the number of shares of PARS issued to Named Executive Officers in each of the last three fiscal years, their aggregate restricted stock holdings (which consist entirely of PARS) as of January 27, 1996 and the value of such holdings based on the closing market price of the Company's Common Stock on January 26, 1996 ($19.125).


                                                                                     RESTRICTED
                                                      NUMBER OF SHARES OF          STOCK HOLDINGS
                                                    RESTRICTED STOCK ISSUED          AT 1/27/96
                                                    ------------------------     -------------------
                                                    1995     1994      1993      SHARES      VALUE
                                                    ----     ----     ------     ------     --------
    Herbert J. Zarkin.............................    0        0      50,000     2,559      $ 48,941
    Allan P. Sherman..............................    0        0      17,500     7,500       143,438
    John J. Nugent................................    0        0      17,500     2,160        41,310
    Edward J. Weisberger..........................    0        0       3,500     4,706        90,002
    Sumner L. Feldberg............................    0        0           0         0             0

    Of the PARS issued in fiscal 1993, the following shares vested at the end of fiscal 1995: Mr. Zarkin, 50,000; Mr. Sherman, 13,750; Mr. Nugent, 17,500; and Mr. Weisberger, 3,500. Mr. Sherman's remaining PARS will vest in equal 25% increments annually at the end of the following four fiscal years. Performance criteria include cumulative earnings per share and cumulative divisional income goals. In the event of a change of control (as defined), each Named Executive Officer's PARS would become unrestricted.

    Holders of restricted shares are entitled to the same dividends as those paid to holders of unrestricted shares.

(4) Reflects the grant of options to purchase Common Stock. The Company has never granted stock appreciation rights.

(5) For fiscal 1995, represents the Company's contributions under its 401(k) Savings Plan and WERP (see "Retirement Benefits") as presented below.


                                                                                1995 COMPANY
                                                                               CONTRIBUTIONS
                                                                            --------------------
                                                                            401(K)
                                                                            SAVINGS
                                                                             PLAN         WERP
                                                                            -------     --------
    Herbert J. Zarkin.....................................................   $4,500      $28,500
    Allan P. Sherman......................................................    4,500       21,750
    John J. Nugent........................................................    4,500       17,500
    Edward J. Weisberger..................................................    4,500       11,250
    Sumner L. Feldberg....................................................        0            0

STOCK OPTION GRANTS


     The following table sets forth the stock option grants made by the Company to each of the Named Executive Officers during fiscal 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                           ---------------------------------------------------
                                        PERCENT OF
                             NUMBER       TOTAL                                   POTENTIAL REALIZABLE VALUE
                               OF        OPTIONS                                    AT ASSUMED ANNUAL RATES
                           SECURITIES   GRANTED TO                                OF STOCK PRICE APPRECIATION
                           UNDERLYING   EMPLOYEES    EXERCISE OR                      FOR OPTION TERM(1)
                            OPTIONS     IN FISCAL     BASE PRICE    EXPIRATION   -----------------------------
          NAME              GRANTED        YEAR      PER SHARE(2)      DATE      0%(3)      5%         10%
          ----             ----------   ----------   ------------   ----------   -----   --------   ----------
Herbert J. Zarkin........    100,000       40.1%        $15.625       6/13/05     $ 0    $982,648   $2,490,222
Allan P. Sherman.........     50,000       20.0%         15.625       6/13/05       0     491,324    1,245,111
John J. Nugent...........     50,000       20.0%         15.625       6/13/05       0     491,324    1,245,111
Edward J. Weisberger.....     40,000       16.0%         15.625       6/13/05       0     393,059      996,089
Sumner L. Feldberg.......         --         --              --            --      --          --           --

- ---------------
(1) The dollar amounts in these columns are the result of calculations at 0% and the arbitrary appreciation rates of 5% and 10% set by the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) All options granted in fiscal 1995 were granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant. These options expire ten years from the date of grant. Options granted to the Named Executive Officers in fiscal 1995 vest on June 13, 1996. All options vest upon a change of control (as defined).

(3) No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. A zero percent stock price appreciation will result in zero gain for the optionee.



AGGREGATED OPTION EXERCISES AND VALUATION

     The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 1995 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers:


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                               NUMBER OF                     AT FISCAL YEAR-END           AT FISCAL YEAR-END(1)
                            SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
           NAME               ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             ---------------   --------   -----------   -------------   -----------   -------------
Herbert J. Zarkin.........       15,172       $178,271     113,750        236,250        $424,375       $775,625
Allan P. Sherman..........           --             --      53,000        122,000         176,625        356,500
John J. Nugent............       13,125        131,250      48,500        121,500         162,188        351,813
Edward J. Weisberger......        2,436         25,274      21,750         76,250          48,000        189,250
Sumner L. Feldberg........           --             --      25,000         25,000          15,625         15,625

- ---------------
(1) Based on the fair market value of the Common Stock on January 26, 1996 ($19.125 per share), less the option exercise price.


PERFORMANCE GRAPH


     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common
Stock, with the cumulative total return of companies on the Standard and Poor's
500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty
Retailers from January 31, 1991 to January 27, 1996. The Dow Jones Industry
Group Index OTS--Other Specialty Retailers is comprised currently of 221 specialty retail companies, including the Company and all other publicly-traded membership warehouse clubs and home improvement chains (other than those operated as divisions of other companies). This index does not include department stores, discount stores, drug stores or supermarkets. The graph assumes that the value of the investment at January 31, 1991 was $100 and that all dividends were reinvested.

                              [GRAPH APPEARS HERE]

                               Measurement Period
                             (Fiscal Year Covered)


                          1/31/91    1/25/92    1/30/93    1/29/94    1/28/95    1/27/96
Waban Inc.                $100.00    $154.17    $140.63    $118.75    $141.67    $159.38

Dow Jones Industry        $100.00    $142.41    $173.85    $182.71    $172.35    $164.81

Standard & Poor's 500     $100.00    $122.71    $135.72    $153.20    $154.01    $213.56



RETIREMENT BENEFITS

  Executive Retirement Plan

     Effective as of January 30, 1994, the Waban Inc. Executive Retirement Plan ("WERP"), a defined contribution plan, was adopted. Under the WERP, those employees in high-level management positions in the Company, as selected by the ECC, including all executive officers, are eligible to receive cash annual retirement contributions in an amount determined by the ECC; provided that the smallest annual retirement contribution shall equal, on an after-tax basis, at least three percent of the participant's base salary. All amounts paid under the WERP are to be used exclusively to fund an investment vehicle selected by the ECC which is appropriate to provide retirement income, such as an insurance policy.

     The Company made retirement contributions after the end of 1995 equal to 5% of each participant's base salary during 1995. If the participant terminates employment prior to the end of the fiscal year in which the participant is credited with four years of service, the participant forfeits the right to any benefit under the WERP. As of January 27, 1996, all executive officers were credited with at least four years of service.

  Retirement Plan

     The Company's Retirement Plan (the "Retirement Plan"), in which Messrs. Zarkin, Nugent and Weisberger participate, was frozen on July 4, 1992 and benefits under the Retirement Plan ceased to accrue after that date. Messrs. Zarkin, Nugent and Weisberger are fully vested in their accrued benefits.


     The following table shows, for each of such participating officers, the estimated annual benefits payable under the Retirement Plan upon normal retirement (age 65) on the basis of a straight life annuity.

                                                              ANNUAL
    NAME                                                     BENEFITS
    ----                                                     --------
    Herbert J. Zarkin.......................................  $65,667
    John J. Nugent..........................................  $ 5,121
    Edward J. Weisberger....................................  $27,553

EMPLOYMENT AGREEMENTS

     Under the Company's employment agreement with Herbert J. Zarkin, Mr. Zarkin receives a minimum annual base salary of $570,000 and participates in specified incentive and other benefit plans. The Company is entitled to terminate Mr. Zarkin's employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, or if a change of control occurs, Mr. Zarkin is entitled to payment of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 24 months after termination at the rate in effect upon termination. The continuing base salary payments are subject to reduction after twelve months for compensation earned by Mr. Zarkin from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

     Under the Company's employment agreement with Allan P. Sherman, Mr. Sherman receives a minimum annual base salary of $435,000 and participates in specified incentive and other benefit plans. In addition, in connection with his election as President of HomeBase, the Company agreed to extend to him an interest-free loan of $700,000 for the purchase of a residence in California and to forgive the loan over seven years in equal installments, $100,000 of which was forgiven in each of fiscal 1994 and 1995. The Company also agreed to make certain tax "gross-up" payments to Mr. Sherman. The Company is entitled to terminate Mr. Sherman's employment at any time with or without cause (as defined). If Mr. Sherman's employment terminates by reason of death, disability or termination by the Company other than for cause, the Company is required to pay certain cash compensation amounts, to continue payment of Mr. Sherman's base salary and certain benefits for 52 weeks after termination at the rate in effect upon termination, and to extend the term of Mr. Sherman's relocation loan, including the provisions for debt forgiveness. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Sherman from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Sherman from other employment.

     The Company has an employment agreement with each of Messrs. Nugent and Weisberger under which they receive minimum annual base salaries of $350,000 and $225,000, respectively, and participate in specified incentive and other benefit plans. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, each such executive is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by the executive from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by the executive from other employment.

     In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits", each of Messrs. Zarkin, Sherman, Nugent and Weisberger would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

CHANGE OF CONTROL SEVERANCE BENEFITS

     The Company provides change of control severance benefits to Messrs. Zarkin, Sherman, Nugent and Weisberger under individual agreements. Under the agreements, in general, upon a change of control (as defined) of the Company, the executive would be entitled to accelerated lump-sum payments of the MIP target award for the year in which the change of control occurs. If, during the 24-month period following a change of control, the Company were to terminate the executive's employment other than for cause (as defined) or the executive were to terminate his employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the executive would be entitled to receive an amount equal to two times the executive's annual base salary. For up to two years following termination, the Company would also be obligated to provide specified benefits, including continued health, medical and life insurance benefits. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would increase the executive's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights following a change of control. In addition, upon involuntary termination within 24 months following a change of control, any agreement by the executive not to compete with the Company following termination of his employment would cease to be effective.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 1995 all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

                              INDEPENDENT AUDITORS

     The directors have appointed Coopers & Lybrand, L.L.P. as independent auditors to examine the financial statements of the Company for the fiscal year ending January 25, 1997. The Company expects that representatives of Coopers & Lybrand will be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company no later than 5 p.m. EST on December 27, 1996 in order to be considered for inclusion in the Company's proxy materials for that meeting. Proposals must be in writing and sent via registered or certified mail addressed to Sarah M. Gallivan, Secretary, Waban Inc., One Mercer Road, Natick, Massachusetts 01760. In addition, the Company's by-laws specify requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director to be properly presented at a stockholder meeting.

                                 OTHER MATTERS

     The management has no knowledge of any other matter which may come before the meeting and does not intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

     Neither the Executive Compensation Committee Report appearing above at pages 6 through 9, nor the Performance Graph appearing above on page 12 shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

     The cost of solicitation of proxies will be borne by the Company. The Company has retained Shareholder Communications Corporation to assist in soliciting proxies by mail, telephone and personal interview for a fee of $5,000 plus expenses. Officers and employees of the Company may also assist in soliciting proxies in the same manner.

            [RECYCLED PAPER LOGO] and [PRINTED WITH SOY INK LOGO]

                                       WABAN INC.
                   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 11, 1996

P The undersigned hereby appoints Arthur F. Loewy, Edward J. Weisberger and Sarah M. Gallivan, and each of them, as proxies, with full power of
R substitution, to represent and to vote, as designated herein, all shares of Common Stock of WABAN INC. at the Annual Meeting of
O Stockholders of WABAN INC. to be held at Fleet Bank, 75 State Street, Boston, Massachusetts, on Tuesday, June 11, 1996 at 11:00 a.m., and at
X all adjournments thereof, which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly
Y come before the meeting and to vote on the following as specified below.

         The Board of Directors recommends a vote FOR the following:

         ELECTION OF DIRECTORS for a term to expire in 1999.
         Nominees: Allyn L. Levy and Lorne R. Waxlax

         You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please sign and return this card.

                                                                     SEE REVERSE
                                                                         SIDE

X PLEASE MARK YOUR
  VOTES AS IN THIS
  EXAMPLE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES. THE PROXIES, IN THEIR
DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                        FOR       WITHHELD
1. Election of          /  /        /  /
   Directors
  (see reverse)

For, except vote withheld from the following nominees(s):



- ---------------------------------------------------


Change of Address

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations.



- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
 SIGNATURE(S)                                                            DATE

PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY